Exhibit 10.21

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into by and between Isle of Capri Casinos, Inc., a Delaware corporation (the “Company”), and                                   (“Employee”) and is intended to be effective as of the date set forth below.

1.                                      Employment and Term:

1.1                               Position.  The Company and/or an affiliated employer of the Company shall employ and retain Employee as its                                                            or in such other capacity or capacities as may be mutually agreed upon from time to time, and Employee agrees to be so employed, subject to the terms and conditions set forth herein.  Employee’s duties and responsibilities shall be those assigned to him or her by the Company’s                                                     , to whom Employee shall report.  Employee agrees to discharge such duties in a reasonable and customary manner.

1.2                               Affiliated Employer.  Employee acknowledges that he or she may perform services for the benefit of or be employed by an affiliate of the Company.  Employee agrees that any reference to the Company herein shall be deemed to include any such affiliate and that, to the maximum extent permitted by law, the protections described in Section 5 hereof shall be deemed to apply to the Company, any such affiliate and any other affiliate of the Company.

1.3                               Full Time and Attention.  Employee agrees that he or she will devote his or her full time and attention to the performance of his or her duties hereunder.  Employee will not, without the prior written consent of the Company be engaged, whether or not during normal business hours, in any other business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage.

1.4                               Term.  Employee’s employment shall commence as of                              (the “Effective Date”) and shall continue for a series of successive one-year terms, unless earlier terminated as provided in Sections 3 or 4 hereof (the period during which Employee is employed hereunder referred to as the “Employment Term”).

2.                                      Compensation and Benefits:

As of the Effective Date, the Company shall pay to Employee the annual base compensation set forth on Exhibit A hereto (Employee’s “Base Compensation”) and such other bonus, equity incentive, fringe and employee benefits, as may be set forth on such exhibit, the terms of which are incorporated herein by this reference. Such benefits and amounts may be adjusted, from time to time, on Exhibit A hereto or may be evidenced by a separate plan, policy or program sponsored by the Company or in the form of an agreement by and between the Company and Employee.

3.                                      Termination and Nonrenewal:

3.1                               Special Definition.  As used herein, the term “Basic Severance” shall mean the aggregate of the following amounts and benefits:

a.                                      The continuation of Employee’s annualized Base Compensation in effect as of the date on which his or her employment ceases (Employee’s “Termination Date”), which amount shall be divided and paid in substantially equal installments during the 12-month period following such date, in accordance with the Company’s regular pay date practices;

b.                                      The bonus due under the Company’s Annual Incentive Plan or a successor thereto with respect to the Company’s most recently completed fiscal year, if any, to the extent that such bonus has not yet been paid as of Employee’s Termination Date, which amount shall be paid on the payment date generally applicable to such bonus; and

c.                                       A monthly amount equal to the Company’s portion of Employee’s premium or similar contribution required under the Company’s group medical plan as an active employee, such amount to be (i) based upon Employee’s level of enrollment in such plan as of his or her Termination Date, (ii) paid during the 12-month period following Employee’s Termination Date or until Employee’s coverage ceases in accordance with Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), if earlier, and (iii) contingent upon Employee’s timely election to continue his or her coverage under the Company’s group medical plan in accordance with Code Section 4980B.

Notwithstanding the foregoing, if Basic Severance is payable to Employee pursuant to Section 3.4, payments of the Basic Severance will commence as of the 60th day following Employee’s termination date (the “Payment Start Date”) if, as of the Payment Start Date, the release requirements described in Section 3.4 are satisfied and any payments that would otherwise have been made after the Employee’s Termination Date and prior to the Payment Start Date shall be paid in a lump sum on the Payment Start Date; provided, however, that if and to the extent that the Basic Severance is not subject to Code Section 409A, then the Company, in its sole discretion, may commence payment of the Basic Severance prior to the Payment Start Date and after the release requirements are satisfied.

3.2                               Termination on Account of Death or Disability.  If Employee dies or becomes Disabled during the Employment Term, this Agreement and Employee’s employment hereunder shall terminate.  In such event, the Company shall pay or provide to Employee (or to his or her estate) (a) the amount of any accrued but unpaid Base Compensation, (b) Basic Severance, and (c) any other amount or benefit to which Employee may be entitled under a separate plan, policy or program maintained by the Company.  Employee shall be deemed “Disabled” hereunder if he or she is (a) unable to engage in any substantial gainful activity due to a medically-determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of at least 12 months, or (b) receiving benefits under the Company’s separate long-term disability plan for a period of at least three months as a result of a medically-determinable physical or mental impairment. The Company shall certify whether Employee is Disabled as defined herein.

3.3                               Termination on Account of Employee’s Voluntary Resignation.  Employee may terminate this Agreement and his or her employment hereunder, upon 30 days prior written notice to the Company or such shorter period as may be agreed upon by the parties hereto.  In such event, the Company shall pay to Employee the amount of his or her accrued but unpaid Base Compensation. No additional payments or benefits shall be due hereunder, except as may be required under a separate plan, policy or program maintained by the Company or as may be required by law to be provided.

If Employee voluntarily terminates this Agreement and his or her employment hereunder on or after the date on which he or she attains age 65 and has completed at least three years of service with the Company, then notwithstanding any provision of any plan, policy, contract or arrangement to the contrary, he or she shall receive the following amounts and benefits, in addition to any amount or benefit payable under a separate plan, policy or program maintained by the Company:

a.                                      Equity awards will become vested and will remain exercisable in accordance with the applicable award agreement and the terms of the Equity Plan (as defined in Section 4).

b.                                      The amount of any bonus due under the Company’s Annual Incentive Plan or a successor thereto with respect to the Company’s most recently completed fiscal year, if any, to the extent that such bonus has not yet been paid as of such date, which amount shall be paid in the form of a single-sum on the payment date generally applicable to such bonus;

c.                                       A monthly amount equal to the Company’s portion of Employee’s premium or similar contribution under the Company’s group medical plan, such amount to be (i) based upon Employee’s level of enrollment in the Company’s group medical plan as of his or her Termination Date, (ii) paid during the 12-month period following Employee’s Termination Date or until the date on which Employee’s continuation coverage ceases in accordance with Code Section 4980B, if earlier, and (iii) contingent upon Employee’s timely election to continue his or her coverage under the Company’s group medical plan in accordance with Code Section 4980B; and

d.                                      An amount equal to Employee’s average bonus paid under the Company’s Annual Incentive Plan or a successor thereto during the Company’s three most recently completed fiscal years, determined net of any deferral under the Deferred Bonus Plan, multiplied by a fraction (i) the numerator of which is the number of days of Employee’s service during the fiscal year in which Employee’s Termination Date occurs, and (ii) the denominator of which is 365.

3.4                               Termination by the Company Without Cause.  The Company may terminate this Agreement and Employee’s employment hereunder at any time, without Cause (as defined below), with not less than 30 days prior written notice to Employee, unless a shorter period is agreed upon by the parties hereto.  In such event, the Company shall pay to Employee his or her accrued but unpaid Base Compensation, provide any benefits otherwise required by law to be provided, and pay any amount or benefit otherwise required under a separate plan, policy or program maintained by the Company.  In the event that Employee executes a general release in form and substance reasonably satisfactory to the Company and if the revocation period has expired prior to the Payment Start Date, the Company shall further provide to Employee Basic Severance in accordance with Section 3.1.

3.5                               Company’s Termination for Cause.  The Company may terminate this Agreement and Employee’s employment hereunder at any time for Cause.  In such event, the Company shall pay to Employee the amount of his or her accrued but unpaid Base Compensation.  No additional payments or benefits shall be due hereunder, except as may be required under a separate plan, policy or program maintained by the Company or as may be required by law to be provided.  For purposes of this Agreement, the term “Cause” shall mean that Employee has:

a.                                      Committed an intentional act of fraud, embezzlement or theft in the course of his or her employment or otherwise engaged in any intentional misconduct which is materially injurious to the Company’s financial condition or business reputation;

b.                                      Committed intentional damage to the property of the Company or committed intentional wrongful disclosure of Confidential Information (as defined below) which is materially injurious to the Company’s financial condition or business reputation;

c.                                       Been indicted for the commission of a felony or a crime involving moral turpitude;

d.                                      Willfully and substantially refused to perform the essential duties of his or her position, which has not been cured within 30 days following written notice by the Company;

e.                                       Committed a material breach of this Agreement, which has not been cured within 30 days following receipt of written notice of the breach from the Company, which shall include but not be limited to, the failure to timely obtain or to maintain in good standing applicable licensure or registration requirements;

f.                                        Intentionally, recklessly or negligently violated any material provision of the Sarbanes-Oxley Act of 2002 or any of the rules adopted by the Securities and Exchange Commission implementing any such provision; or

g.                                       Committed a material breach of the Company’s Code of Ethics.

No act or failure to act on the part of Employee will be deemed “intentional” if it was due primarily to an error in judgment or negligence, but will be deemed “intentional” only if done or omitted to be done by Employee not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company.  In connection with any termination for Cause hereunder, the Company shall provide to Employee written notice of the event or actions deemed to constitute such Cause.

4.                                      Change of Control:

4.1                               Special Definitions.  As used herein, the terms “Change of Control” and “Qualifying Termination” shall have the meanings ascribed to them in the Company’s 2009 Long-Term Stock Incentive Plan, as the same may be amended, restated or otherwise replaced from time to time (the “Equity Plan”).

4.2                               Termination of Employment in Connection with Change of Control.  In the event that Employee’s employment hereunder terminates in a Qualifying Termination upon or within the 12-month period following the occurrence of a Change of Control, then in lieu of any benefit provided in Section 3 hereof, the Company shall pay or provide to or for the benefit of Employee:

a.                                      An amount equal to 200% of his or her annualized Base Compensation then in effect, which amount shall be paid in the form of a single-sum 30 days following Employee’s Termination Date or the first business day thereafter.

b.                                      The average of his or her annual bonus payable under the Company’s Annual Incentive Plan or a successor thereto, before any deferral under the Company’s Deferred Bonus Plan, during the Company’s three most recently completed fiscal years or such shorter period as Employee has been employed by the Company; such amount shall be paid in the form of a single-sum 30 days following Employee’s Termination Date or the first business day thereafter.

c.                                       The amount of any bonus due with respect to the Company’s most recently completed fiscal year, if any, to the extent that such bonus has not yet been paid as of such date, which amount shall be paid on the payment date generally applicable to such bonus.

d.                                      A monthly amount equal to the premium required to continue Employee’s coverage under the Company’s group medical plan during the 18-month period following Employee’s Termination Date, such amount to be (i) based upon Employee’s level of enrollment in the Company’s group medical plan as of the date of his or her Termination

Date, and (ii) contingent upon Employee’s timely election to continue his or her coverage under the Company’s group medical plan in accordance with Code Section 4980B.

e.                                       Equity awards will become vested and will remain exercisable in accordance with the applicable award agreement and the Equity Plan.

4.3                               Excise Tax.                              If the aggregate present value of all payments and benefits due to Employee under this Agreement and any other payment or benefit due from the Company or any successor thereto (the “Aggregate Payments”) would be subject to the excise tax imposed by Code Section 4999, such payments or benefits shall be reduced by the minimum amount necessary to result in no portion of the Aggregate Payments, so reduced, being subject to the excise tax under Code Section 4999.  The determination of whether a reduction is required hereunder shall be made by the Company’s registered independent public accounting firm and shall be binding upon the parties hereto.  To the extent practicable, Employee shall be entitled to select the payments or benefits subject to reduction hereunder.

5.                                      Business Protection:

5.1                               Consideration.  Employee acknowledges that the execution of this Agreement and his or her access to Confidential Information (as defined herein) shall constitute adequate consideration for each of the limitations and restrictions set forth in this Section 5, the sufficiency of which is hereby acknowledged.

5.2                               Protection of Confidential Information.  The Company and Employee acknowledge the existence of Confidential Information, which is owned by the Company, regardless of whether such Confidential Information was conceived, originated, devised, supplemented, discovered or developed by Employee, the Company, or any other person or entity.  Employee acknowledges that he or she will have access to Confidential Information during the Employment Term and agrees that all such Confidential Information is, and shall remain, the sole and exclusive property of the Company.  Except as required by law, during the Employment Term and at all times thereafter, Employee agrees that he or she shall not, without the prior written consent of the Company, directly or indirectly use, disclose or disseminate to any person or otherwise use any Confidential Information, other than on behalf of the Company.  If Employee is legally served with a lawfully issued subpoena directing Employee to disclose Confidential Information, Employee shall immediately, but no later than five days after receipt of such subpoena, provide written notice to the Company, including a copy thereof.

As used herein, the term “Confidential Information” shall mean, in addition to the Company’s trade secrets as defined under applicable law, any data or information and documentation, whether in tangible form, electronic form or verbally disclosed, that is valuable to the Company and not generally known to the public.  To the fullest extent consistent with the foregoing and applicable law, Confidential Information shall further include, without limitation, the Company’s computer programs, sales techniques and reports, formulas, data processes, methods, articles of manufacture, machines, apparatus, designs, compositions of matter, products, ideas, improvements, inventions, discoveries, developmental or experimental work, corporate strategy, marketing techniques, pricing lists and data and other pricing information, business plans, ideas and opportunities, accounting and financial information including financial statements and projections, personnel records, specialized customer information, proprietary agreement with vendors, supplier information, special products and services the Company may offer or provide to its customers/guests from time to time, pending acquisitions, negotiations and transactions, or the terms of existing proposed business arrangements.  Confidential Information shall also include all customer/guest lists, accounts and specifications, and contacts of the Company, and shall further include work in progress, plans or any other matter belonging to or relating to the technical or business activities of the Company.

5.3                               Patents; Intellectual Property.  Employee hereby assigns and agrees to assign to the Company any invention, improvement, or discovery made by Employee, alone or jointly with others, during the Employment Term, including any period of authorized leave of absence, or as a result of his or her employment, and which in any way relates to, or may be useful in, the business of the Company, together with each patent that may be obtained thereon in any country.  Employee shall promptly and fully disclose to the Company any such invention, improvement or discovery and, without further consideration, will upon request by the Company execute all proper papers for use in applying for, obtaining and maintaining any United States or foreign patent and all proper assignments thereof, at the Company’s expense and through its patent counsel.  Each such invention, improvement or discovery, whether or not patented, shall be the exclusive property of the Company.

5.4                               Noncompetition.  The parties agree that, as of the Effective Date, the Company is engaged in: (a) the business of owning, managing and operating gaming and casino facilities in the States of Missouri, Mississippi, Iowa, Louisiana, Colorado and Florida, Nevada and Pennsylvania , (b) seeking new gaming properties in additional jurisdictions, and (c) all aspects of such gaming and casino operations (collectively, the “Company’s Business”).  Employee acknowledges that the Company would be adversely affected if he or she competes with the Company, and, accordingly, Employee agrees that, during the Employment Term and the one-year period thereafter, Employee shall refrain from carrying on or engaging in a business similar to the Company’s Business, either individually or jointly or on behalf of or in concert with any other person, as a proprietor, partner, shareholder, investor, lender, financial backer, director, officer, employee, agent, advisor, consultant or manager.  The provisions of this Section 5.4 shall apply to (a) any operation or facility located within a 75-mile radius of any gaming operation or gaming facility owned by the Company, whether in whole or in part, (b) any such operation or facility, which is not owned by the Company but with respect to which the Company renders or proposes to render consulting or management services, and (c) any of the foregoing as to which the Company has taken any substantive step toward owning, in whole or in part, or managing.  In each case, such determination shall be made as of the date hereof and Employee’s Termination Date.

5.5                               Nonsolicitation.  During the Employment Term and the six-month period thereafter, Employee shall not, without the prior written consent of the Company, either directly or indirectly, whether individually or jointly or on behalf of or in concert with any other person, as a proprietor, partner, shareholder, investor, lender, financial backer, director, officer, employee, agent, advisor, consultant or manager, or in any other capacity or manner whatsoever, solicit, hire or attempt to hire, enter into any contract or other arrangement with, or interfere with, disrupt or attempt to interfere with or disrupt the Company’s relationships with any person who is employed by the Company.

5.6                               Reasonable Terms.  By execution below, Employee agrees that the geographic areas, duration and scope of activities outlined in this Section 5 are reasonable.  Employee further agrees that (a) such terms are no broader than necessary to protect the Company’s business, (b) such terms are necessary to protect and maintain the Company’s interest in Confidential Information with respect to which Employee has or shall have access, and (c) such terms are not oppressive and will not impose an unreasonable burden or restraint on Employee.

The Company agrees that the provisions of this Section 5 shall not be construed to prohibit the acquisition by Employee of less than 5% of any class of securities issued by a publicly traded company.

5.7                               Return of Company’s Property.  Upon termination or expiration of this Agreement and the employment of Employee hereunder, for any reason, Employee or his or her estate shall promptly return to the Company all of the property of the Company, including, without limitation, access cards, keys and similar items, automobiles, equipment, computers, fax machines, portable telephones, printers, software, credit cards, manuals, customer lists, financial data, letters, notes, notebooks, reports and copies of any of the above and any Confidential Information that is in the possession or under the control of Employee, without regard to the form thereof.  Employee, or his or her estate, shall provide to the Company written certification that he or she has complied with the provisions of this Section 5.7 not later than five days after his or her Termination Date or, in the event of Employee’s death or Disability, such later time as the parties may mutually agree.

5.8                               Indemnification.  The Company shall indemnify and hold harmless Employee to the extent provided under the Company’s organizational documents, from time to time, whether during the Employment Term or after Employee’s Termination Date.

5.9                               Survival.  Notwithstanding any provision of this Agreement to the contrary, Employee and the Company acknowledge that the restrictions and limitations set forth in this Section 5 shall survive the termination of this Agreement and Employee’s employment hereunder for any reason.

6.                                      General:

6.1                               Specified Employee Delay.  In the event the Company determines that Employee is a “specified employee” within the meaning of Code Section 409A as of his or her Termination Date, then, notwithstanding any provision of this Agreement to the contrary, the Company shall postpone until the first business day of the seventh calendar month following Employee’s Termination Date (the “Delayed Payment Date”) any payment or benefit hereunder which is deemed on account of Employee’s separation from service and not otherwise permitted to be paid or furnished in accordance with the provisions of Code Section 409A or the guidance promulgated thereunder.  Any payment made as of Employee’s Delayed Payment Date shall include the principal amount of all payments suspended between Employee’s Termination Date and such date.

6.2                               Successors and Assigns.  This Agreement is binding upon and shall inure to the benefit of the Company’s successors and assigns.  The Company may assign this Agreement in connection with a merger, consolidation, assignment, sale or other disposition of substantially all of its assets or business, without the consent of Employee.  This Agreement may not be assigned by Employee.

6.3                               Modification and Waiver.  This Agreement may be amended by written agreement signed by the parties hereto.  The Company’s failure, or delay in exercising any right, or partial exercise of any right will not waive any provision of this Agreement or preclude the Company from otherwise or further exercising any rights or remedies hereunder, including any other rights or remedies granted by any law or any related document.

6.4                               Governing Law.  This Agreement shall be governed by the internal laws of the State of Missouri, without regard to the conflicts of law provisions thereof.

6.5                               Arbitration, Remedies and Attorneys’ Fees.  Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  Both the Company and Employee hereby consent to this binding arbitration provision.

The parties agree that (a) if Employee breaches any provision of this Agreement, the damage to the Company may be substantial, although difficult to ascertain, and monetary damages may not afford an adequate remedy, and (b) notwithstanding the provisions of this Section 6.5, if Employee is in breach of any provision of this Agreement, or threatens a breach of this Agreement, the Company shall be entitled, in addition to all other rights and remedies as may be provided by law, to seek specific performance and injunctive and other equitable relief, including, but not limited to, restraining orders and preliminary and permanent injunctions, to enforce the provision of this Agreement.  The parties expressly agree that the Company has these specific and express rights to injunctive relief without posting bond, and without the necessity of proving irreparable injury, and that Employee expressly agrees not to claim in any such equitable proceedings that a remedy at law is available to the Company.  The existence of any claim or cause of action by Employee, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company or any of its Affiliates of any provision hereof.  The Company’s remedies for breach of this Agreement shall be cumulative and the pursuit of one remedy shall not be deemed to exclude any other remedies.  The parties hereto expressly agree that the Company shall be entitled to recover damages for any loss sustained or right to which it has been deprived, including any damages provided by law.

If any proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach or default in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that proceeding, in addition to any other relief to which it may be entitled.

6.6                               Severability and Reformation.  To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted and the remainder of such provision and this Agreement shall continue in full force and effect.  In furtherance of the foregoing, should the duration or geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, such provision shall be construed to cover only the duration, extent or activities that is valid and enforceable.  Employee acknowledges the uncertainty of the law in this respect, and expressly stipulates that this Agreement is to be given the construction which renders its provisions valid and enforceable to the maximum extent permitted under applicable law.

6.7                               Entire Agreement.  This Agreement contains the entire agreement and understanding by and between the parties and supersedes and replaces any previous and contemporaneous oral negotiations, commitments, writings and understandings concerning the matters herein.

6.8                               Notices.  All notices and other communications required or permitted under this Agreement shall be in writing and sent by certified or first class mail, postage prepaid, and shall be deemed delivered upon hand delivery or upon mailing to the following address (or such other address as may be furnished by a party hereto):

If to the Company:

Isle of Capri Casinos, Inc.

600 Emerson Drive, Suite 300

St. Louis, MO  63141

Attn: Senior Vice President, Human Resources

If to the Employee:

Employee’s last address in Company’s personnel files

6.9                               Employee’s Representation.  Employee represents and warrants to the Company that the execution and delivery of this Agreement and the performance of his or her duties and obligations hereunder shall not constitute a violation of any other agreement to which Employee is a party.

6.10                        Taxes.  The Company shall be entitled to withhold as a condition of any payment or benefit described herein, any Federal, state or local taxes required by law to be withheld.

6.11                        Review and Advice.  By execution below, Employee represents and warrants that he or she has read this Agreement and obtained independent advice concerning the terms and conditions thereof.  Employee voluntarily executes this Agreement with full knowledge of its terms and conditions and the rights and obligations of the parties set forth herein.

THIS EMPLOYMENT AGREEMENT is executed in multiple counterparts, each of which shall be deemed an original, as of the dates set forth below, to be effective as provided above.

Employee:	Isle of Capri Casinos, Inc.:

By:
Name:	Name:
Title:

Date:	Date

EXHIBIT A

COMPENSATION AND BENEFITS

The terms of this Exhibit A, as it may be amended from time to time, are intended to form a part of that certain employment agreement by and between Isle of Capri Casinos, Inc. and its affiliates and the employee named below (the “Agreement”).

Name of Employee:

Date of this Exhibit:	Effective Date (as defined in the Agreement)

Base Compensation:	$ annually

Bonus Opportunity:	% of base compensation; pro-rated for fiscal

Benefits:

During the Employment Term, the Employee shall be eligible to participate in the pension, medical, dental, disability and life insurance plans applicable to senior executives of the Company generally in accordance with the terms of such plans as in effect from time to time.

Sign-On Bonus:

[The Company shall pay Employee a one-time signing bonus in the amount of $                    , payable as soon as practicable (but in no event more than 90 days) after the Effective Date. The signing bonus is intended to compensate Employee for various compensation elements with Employee’s former employer.]

Relocation:

[So long as Employee completes his or her relocation within one year of                                 , the Company will directly pay, or reimburse for, all reasonable fees, costs and expenses incurred in connection with Employee’s relocation from                                  to the                                    area, in a manner consistent with Company policies for executive-level employees of the Company. The Company will also provide for temporary housing arrangements for up to 3 months. It is intended that these benefits be provided tax-free.]